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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
Cymer, Inc.

We consent to the use of our report dated February 4, 2002, except as to Note 16, which is as of March 25, 2002, with respect to the consolidated balance sheets of Cymer, Inc. as of December 31, 2000 and 2001, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2001, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

                      /s/ KPMG LLP

San Diego, California
May 16, 2002

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  Exhibit 23.1
Independent Auditors' Consent